Exhibit 4.1

FORM OF NOTE

[GLOBAL NOTE LEGEND](1)

UNLESS THIS GLOBAL NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC AND ANY PAYMENT IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE REGISTERED FORM, THIS GLOBAL NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY DTC TO A NOMINEE OF DTC, OR BY A NOMINEE OF DTC TO DTC OR ANOTHER NOMINEE OF DTC, OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR TO A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

[RESTRICTIVE LEGEND](2)

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT), (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT OR (C) IT IS AN ACCREDITED INVESTOR (AS DEFINED IN RULE 501(a)(1), (2), (3), OR (7) UNDER THE SECURITIES ACT (AN “ACCREDITED INVESTOR”), (2) AGREES THAT IT WILL NOT WITHIN ONE YEAR AFTER THE ORIGINAL ISSUANCE OF THIS SECURITY RESELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) INSIDE THE UNITED STATES TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) INSIDE THE UNITED STATES TO AN ACCREDITED INVESTOR THAT, PRIOR TO SUCH TRANSFER, FURNISHES (OR HAS FURNISHED ON ITS BEHALF BY A U.S. BROKER-

(1)  Remove if a definitive note.

(2)  Remove if in accordance with Section 305(2)(b) of the Indenture.

DEALER) TO THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE RESTRICTIONS ON TRANSFER OF THIS SECURITY (THE FORM OF WHICH LETTER CAN BE OBTAINED FROM THE TRUSTEE FOR THIS SECURITY), (D) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT (IF AVAILABLE), (E) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (F) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE ISSUER SO REQUESTS), OR (G) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN CONNECTION WITH ANY TRANSFER OF THIS SECURITY WITHIN ONE YEAR AFTER THE ORIGINAL ISSUANCE OF THIS SECURITY, IF THE PROPOSED TRANSFEREE IS AN ACCREDITED INVESTOR, THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE TRUSTEE AND THE ISSUER SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS EITHER OF THEM MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANING GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.

GFI GROUP INC.

8.375% Senior Notes due 2018

Certificate No. [ ]	CUSIP No. [ ]
Global Security	ISIN No. [ ]

GFI GROUP INC., a Delaware corporation (the “Company,” which term includes any successor corporation under the Indenture referred to herein), for value received, hereby promises to pay to Cede & Co., or its registered assigns, the principal amount of [                        ] Dollars ($[              ]) on July 19, 2018 (the “Stated Maturity Date”), unless redeemed on any Redemption Date (as defined on the reverse hereof) (the Stated Maturity Date or any Redemption Date is referred to herein as the “Maturity Date” with respect to the principal repayable on such date), upon surrender of this Note at the office or agency of the Company for such payment in The City of New York, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest on the outstanding principal amount until the Maturity Date at the rate of 8.375% per annum based on a 360-day year of twelve 30-day months (the “Interest Rate”), in like coin or currency, semi-annually on January 19 and July 19 of each year, commencing on January 19, 2012, until the date on which payment of said principal amount has been made or duly provided for; provided, however, that if this Note is in the form of a global Security, then payments of principal of or premium, if any, or interest on this Note may be made at the Company’s option by wire transfer of immediately available funds to the account specified by the Depositary for this Note; provided further, that if this Note is not in the form of a global Security, then payments of principal of and premium, if any, and interest on this Note may be made at the Company’s option by check mailed to the address of the person entitled thereto as such address shall appear in the records of the Security Registrar.  Interest on this Note shall accrue on the outstanding principal amount thereof from, and including, the most recent Interest Payment Date to which interest has been paid or provided for or, if no interest has been paid or duly provided for, from, and including, July 19, 2011, in each case to, but excluding, the applicable Interest Payment Date or the Maturity Date, as the case may be.    The interest payable on any Interest Payment Date shall be payable to the person in whose name this Note is registered at the close of business on the 15th calendar day  immediately preceding the applicable Interest Payment Date (whether or not a Business Day), except as otherwise provided in the Indenture.

If the Maturity Date or any Interest Payment Date falls on a day which is not a Business Day, principal, premium, if any, and interest, if any, payable with respect to the Maturity Date or such Interest Payment Date, as the case may be, will be paid on the next Business Day with the same force and effect as if made on the Maturity Date or such Interest Payment Date, as the case may be, and no additional interest shall accrue on the amount so payable for the period from and after the Maturity Date or such Interest Payment Date, as the case may be, to the next Business Day.  As used herein, “Business Day” means any day, other than a Saturday or Sunday or other day on which banking institutions or trust companies in the City of New York are authorized or obligated by law, regulation, or executive order to close.

This Note is issued pursuant to, and shall be governed by, that certain Indenture (the “Indenture”), dated as of July 19, 2011, between the Company and The Bank of New York Mellon Trust Company, N. A., as Trustee (the “Trustee”).  Capitalized terms used in this Note without definition shall have the respective meanings ascribed to them in the Indenture.

The provisions of this Note are continued on the reverse hereof, and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee by the manual signature of one of its authorized signatories, this Note shall not be entitled to the benefit under the Indenture or be valid or obligatory for any purpose.

[This Space Intentionally Left Blank]

IN WITNESS WHEREOF, GFI Group Inc. has caused this instrument to be duly signed.

GFI GROUP INC.

By:
Name:	James A. Peers
Title:	Chief Financial Officer

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N. A., as Trustee

By:
Authorized Signatory
Dated: July 19, 2011

[REVERSE OF NOTE]

This Note is one of a duly authorized issue of a series of debt securities (the “Securities”) of the Company, designated as its 8.375% Senior Notes due 2018 (such series, the “Notes”).  The Securities, including the Notes, are all issued or to be issued under and pursuant to the Indenture, to which Indenture, and all Company Resolutions and Officers’ Certificates as provided therein, reference is hereby made for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes, and the terms upon which the Notes are, and are to be, authenticated and delivered.  The Notes are initially limited to TWO HUNDRED FIFTY MILLION Dollars ($250,000,000) aggregate principal amount; provided, however, that, without the consent of the Holders of any Securities, the Company may at any time (other than when an Event of Default has occurred and is continuing with respect to the Notes) issue additional Securities under the Indenture in unlimited amounts having the same terms as the Notes other than the issue price, the date from which interest accrues and in certain circumstances, the first Interest Payment Date applicable thereto.  Any such Securities will constitute a single series of Securities with such Notes for all purposes under the Indenture.

This Note will constitute part of the Company’s general unsecured and senior obligations and will rank equally with all of the Company’s other senior indebtedness from time to time outstanding.  This Note will be issuable in fully registered book-entry form only without coupons, in minimum denominations of two thousand Dollars ($2,000) and integral multiples of one thousand Dollars ($1,000) in excess thereof.

In case an Event of Default shall have occurred and be continuing with respect to this Note, the principal hereof may be declared due and payable immediately, and upon such declaration shall become immediately due and payable, in the manner, with the effect, and subject to the conditions provided in the Indenture.  The Indenture permits the Holders of at least a majority in aggregate principal amount of the Notes at the time outstanding, on behalf of the Holders of all of the Notes, in the manner and subject to the provisions of the Indenture, to waive certain past defaults and rescind and annul such past declarations and their consequences under the Indenture.

The Indenture contains provisions permitting the Company and the Trustee, with consent of the Holders of not less than a majority of the aggregate principal amount of the Notes at the time outstanding, evidenced as provided in the Indenture, to execute supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture with respect to the Notes or of modifying in any manner the rights of the Holders of the Notes; provided, however, that no such supplemental indenture shall (i) extend the fixed maturity of any Note, or reduce the principal amount thereof or the premium thereon, if any, or reduce the rate or extend the time of payment of interest, if any, thereon or make the principal thereof or premium, if any, or interest, if any, thereon payable in any currency other than as provided pursuant to the Indenture or this Note, without the consent of the Holders of each Note so affected; or (ii) reduce the aforesaid percentage in principal amount of the Notes, without the consent of the Holder of all Notes then outstanding, the Holders of which are required to consent to any such supplemental indenture, or waive compliance with any of the provisions contained in Article Ten of the Indenture.

The Notes shall not be subject to any sinking fund or analogous provisions and no Holder of the Notes shall have any right to cause the Company to redeem any Notes at the option of the Holder.

The Notes will be redeemable, in whole or in part, at the option of the Company at any time or from time to time, on a date fixed for redemption (any such date, a “Redemption Date”), for cash, at a redemption price equal to the greater of:

(i)                                     100% of the aggregate principal amount of the Notes being redeemed on such Redemption Date; or

(ii)                                  as calculated by the Quotation Agent (as defined below), an amount equal to the sum of the present values of the remaining scheduled payments of principal of and interest on the Notes being redeemed on such Redemption Date (not including the amount, if any, of unpaid interest accrued to, but excluding, such Redemption Date) discounted to such Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 0.50% (or 50 basis points);

plus, in each case, unpaid interest accrued on such Notes to, but excluding, such Redemption Date.

Notwithstanding the foregoing, installments of interest on the Notes that are due and payable on each Interest Payment Date falling on or prior to a Redemption Date will be payable on such Interest Payment Date to the registered Holder as of the close of business on the relevant Regular Record Date immediately preceding such Interest Payment Date.

The Company shall mail notice of each redemption in the manner provided in the Indenture not less than thirty nor more than sixty days prior to the Redemption Date to each Holder of Notes to be redeemed.  Once notice of redemption is mailed, the Notes called for redemption will become due and payable on the applicable Redemption Date at the applicable redemption price together with accrued and unpaid interest, if any, thereon, but excluding the Redemption Date.

In connection with such optional redemption, the following defined terms apply:

“Comparable Treasury Issue” means, for the Notes, the United States Treasury security selected by the Quotation Agent as having a maturity (or interpolated maturities) comparable to the remaining term of such Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any Redemption Date and the Notes to be redeemed, (A) the average of four Reference Treasury Dealer Quotations for such Redemption Date and Notes, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (B) if the Quotation Agent obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Quotation Agent” means one of the Reference Treasury Dealers appointed by the Company.

“Reference Treasury Dealer” means (A) Jefferies & Company, Inc. (and its affiliates that are Primary Treasury Dealers), and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company will substitute therefor another Primary Treasury Dealer; and (B) three other Primary Treasury Dealer(s) selected by the Company.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any Redemption Date and the Notes to be redeemed, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue for such Notes (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 3:30 p.m. (New York City time) on the third (3rd) Business Day preceding such Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date for the Notes, the rate per annum equal to the semi—annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

On and after any Redemption Date, interest will cease to accrue on the Notes or any portion of the Notes called for redemption (unless the Company defaults in the payment of the redemption price therefor).  On or prior to 11:00a.m. (local time in New York City) on any Redemption Date, the Company will deposit with a paying agent (or the Trustee) an amount of money sufficient to pay the redemption price of, and (except if the Redemption Date will be an Interest Payment Date) any accrued interest on, the Notes to be redeemed on such date to, but excluding, the Redemption Date.  If fewer than all of the Notes are to be redeemed, then the Notes to be redeemed shall be selected by lot by the Depositary, or pursuant to the customary procedures of the Depository in the case of Notes represented by a global Security, or by the Trustee by a method the Trustee deems to be fair and appropriate, in the case of Notes that are not represented by a global Security.

The Interest Rate will be subject to adjustment from time to time if any of S&P, Moody’s or Fitch (or, if applicable, any Substitute Rating Agency for any of the foregoing downgrades (or subsequently upgrades) the debt rating assigned to the Notes (a “Rating”) as set forth below:

If the Rating from S&P (or any Substitute Rating Agency thereof) of the Notes is decreased to a Rating set forth in the immediately following table, the Interest Rate on the Notes will increase from the interest rate payable on the Notes when originally issued by the percentage points set forth opposite that Rating:

S&P Rating*	Interest Rate Adjustment
BB+	0.25%
BB	0.50%
BB-	0.75%
B+ or below	1.00%

*Or the equivalent ratings of any Substitute Rating Agency.

If the Rating from Moody’s (or any Substitute Rating Agency thereof) of the Notes is decreased to a Rating set forth in the immediately following table, the interest rate on the Notes will increase from the interest rate payable on the Notes when originally issued by the percentage points set forth opposite that Rating:

Moody’s Rating*	Interest Rate Adjustment
Ba3	0.25%
B1	0.50%
B2	0.75%
B3 or below	1.00%

*Or the equivalent ratings of any Substitute Rating Agency.

If the Rating from Fitch (or any Substitute Rating Agency thereof) of the Notes is decreased to a Rating set forth in the immediately following table, the interest rate on the Notes will increase from the interest rate payable on the Notes when originally issued by the percentage points set forth opposite that Rating:

Fitch Rating*	Interest Rate Adjustment
BB+	0.25%
BB	0.50%
BB-	0.75%
B+ or below	1.00%

* Or the equivalent ratings of any Substitute Rating Agency.

If subsequent to a Rating decrease any of S&P, Moody’s or Fitch (or, if applicable, a Substitute Rating Agency for any of the foregoing), as the case may be, subsequently increases or decreases its Rating of the Notes to any of the Ratings set forth above, the applicable per annum interest rate on the Notes will be increased or decreased such that the applicable per annum interest rate for the Notes equals the interest rate payable on the Notes when originally issued plus (if applicable) the sum of the percentages set forth opposite the applicable Ratings from the tables above in effect immediately following the Rating increase or decrease. If S&P (or any Substitute Rating Agency thereof) subsequently increases its rating of the Notes to BBB- (or its equivalent, in the case of a Substitute Rating Agency) or higher, Moody’s (or any Substitute Rating Agency thereof) increases its rating to Ba2 (or its equivalent, in the case of a Substitute Rating Agency) or higher and Fitch (or any Substitute Rating Agency thereof) subsequently increases its Rating to BBB (or its equivalent, in the case of a Substitute Rating Agency) or higher, the applicable per annum interest rate on the Notes will be decreased to the interest rate payable on the Notes when originally issued.

Each adjustment to the applicable per annum interest rate required by any decrease or increase in the Ratings set forth above, whether occasioned by the action of S&P, Moody’s or Fitch (or, if applicable, any Substitute Rating Agency for any of the foregoing), shall be made independent of any and all other adjustments. Notwithstanding anything to the contrary contained herein, in no event shall (1) the applicable per annum interest rate for the Notes be reduced to below the interest rate payable on the Notes when originally issued or (2) the total increase in the applicable per annum interest rate on the notes exceed 2.00% above the interest rate payable on the Notes when originally issued.

Except as provided below, no adjustments in the applicable per annum interest rate of the Notes shall be made solely as a result of a Rating Agency ceasing to provide a Rating of the Notes. If at any time fewer than two Rating Agencies provide a Rating of the notes for a reason beyond the Company’s control, the Company will use its commercially reasonable efforts to obtain a Rating of the Notes from a Substitute Rating Agency, to the extent one exists, and if a Substitute Rating Agency exists, for purposes of determining any increase or decrease in the applicable per annum interest rate on the Notes pursuant to the tables above (a) such Substitute Rating Agency will be substituted for the last Rating Agency to provide a Rating of the Notes but which has since ceased to provide such Rating, (b) the relative ratings scale used by such Substitute Rating Agency to assign ratings to senior unsecured debt will be determined in good faith by an independent investment banking institution of national standing appointed by the Company and, for purposes of determining the applicable Ratings included in the applicable table above with respect to such Substitute Rating Agency, such Ratings will be deemed to be the equivalent Ratings used by S&P, Moody’s or Fitch, as applicable, in such table and (c) the applicable per annum interest rate on the Notes will increase or decrease, as the case may be, such that the applicable per annum interest rate equals the interest rate payable on the Notes when originally issued plus the appropriate percentage points, if any, set forth opposite the Rating from such Substitute Rating Agency in the applicable table above (taking into account the provisions of clause (b) above) (plus any applicable percentage points resulting from a decreased Rating by any other Rating Agency). For so long as only one Rating Agency (including any Substitute Rating Agency) provides a Rating of the Notes, any subsequent increase or decrease in the applicable per annum interest rate of the Notes necessitated by a reduction or increase in the Rating by the Rating Agency providing the Rating shall be two times the percentage points set forth in the applicable table above. For so long as no Rating Agency (including any Substitute Rating Agency) provides a Rating of the Notes, the applicable per annum interest rate on the Notes will increase to, or remain at, as the case may be, 2.00 percentage points above the interest rate payable on the Notes when originally issued; provided, however, that no adjustments in the applicable per annum interest rate of the Notes shall be made solely as a result of a Rating Agency ceasing to exist or ceasing to provide Ratings generally at such time.  Notwithstanding anything to the contrary contained herein, if at any point in time the Rating Agencies (including any Substitute Rating Agency) cease to exist or cease to provide Ratings generally and the Company has not been able to appoint any Substitute Rating Agency despite the use of its commercially reasonable best efforts as required above, the interest rate on the Notes shall be the interest rate payable on the Notes when originally issued.  The Company agrees to use its commercially reasonable efforts to maintain a Rating on the Notes from each of Moody’s, S&P and Fitch.

Any increase or decrease in the applicable per annum interest rate, as described above, will take effect from the first day of the interest period immediately following the applicable interest period during which a Rating change requires an adjustment in the applicable per annum interest rate. If the applicable per annum interest rate adjusts up and then subsequently adjust down during the same interest period, the applicable per annum interest rate shall be determined based on the Ratings in effect at the end of the interest period.

If a Change of Control Repurchase Event (as defined below) occurs, unless the Company has exercised its right to redeem all of the Notes in accordance with the redemption terms as set forth in the Notes and the Indenture, the Company shall make an irrevocable offer to each Holder of the Notes to repurchase all or any part (in minimum denominations of $2,000 and in any integral multiple of $1,000 in excess thereof) of such Holder’s Notes at the Change of Control Repurchase Price (as defined below).

Within 30 days following any Change of Control Repurchase Event or, at the Company’s option, prior to any Change of Control (as defined below), but in either case, after the public announcement of such Change of Control, the Company shall mail to each Holder of the Notes, with a copy to the Trustee, a notice:

(i)            describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event;

(ii)           offering to repurchase all Notes tendered;

(iii)          setting forth the Change of Control Repurchase Date (as defined below);

(iv)          if mailed prior to the date of consummation of the Change of Control, stating that the offer to repurchase is conditioned on a Change of Control Repurchase Event occurring on or prior to the Change of Control Repurchase Date specified in such notice;

(v)           disclosing that any Note not tendered for repurchase will continue to accrue interest; and

(vi)          specifying the procedures for tendering Notes.

The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with this section, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this section by virtue of such conflict.

On the Change of Control Repurchase Date, the Company shall, to the extent lawful:

(i)            accept for payment all Notes or portions thereof (in minimum denominations of $2,000 and any integral multiples of $1,000 in excess thereof) properly tendered pursuant to such offer;

(ii)           deposit with the Paying Agent an amount equal to the aggregate purchase price in respect of all Notes or portions thereof properly tendered; and

(iii)          deliver or cause to be delivered to the Trustee for cancellation the Notes properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of Notes being repurchased by the Company.

The Paying Agent will promptly mail to each Holder of Notes properly tendered the Change of Control Repurchase Price, and the Trustee, upon the execution and delivery by the Company of such Notes, will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

The Company shall not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer.

In connection with such interest rate adjustment and change of control covenant set forth above, the following defined terms shall apply:

“Below Investment Grade Rating Event” means the Notes cease to be Rated Investment Grade by at least two of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the related Change of Control (which period shall be extended so long as the Rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in Rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if any of the Rating Agencies making the reduction in Rating to which this definition would otherwise apply does not announce or publicly confirm or inform the Trustee in writing that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following:

(1)           the direct or indirect sale, transfer, lease, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s properties or assets and those of the Company’s subsidiaries taken as a whole to any “person” or “group” within the meaning of Section 13(d)(3) of the Exchange Act, other than the Company or one of its wholly-owned subsidiaries;

(2)           the adoption of a plan relating to the Company’s liquidation or dissolution;

(3)           the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” within the meaning of Section 13(d)(3) of the Exchange Act, other than the Company, one or more of the Company’s wholly-owned Subsidiaries or a Permitted Holder, becomes the beneficial owner (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of more than 50% of the then outstanding number of shares of the Company’s Voting Stock, measured by voting power rather than number of shares; provided that a transaction shall not constitute a “Change of Control” under this definition if (i) the sole purpose of the transaction is to change the Company’s jurisdiction of incorporation and (ii) the Company’s shareholders and the number of shares of the Company’s Voting Stock, measured by voting power and number of shares, owned by each of them immediately before and immediately following such transaction are identical; or

(4)           the Company consolidates with, or merges with or into, any “person” within the meaning of Section 13(d)(3) of the Exchange Act, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding shares of the Company’s Voting Stock or such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction.

“Change of Control Repurchase Date” means the date on which the Company will repurchase the  Notes upon a Change of Control Repurchase Event, which date shall not be less than thirty nor more than sixty days after the date of the Company’s mailing of notice to Holders that a Change of Control Repurchase Event had occurred.

“Change of Control Repurchase Event” means the occurrence of a Change of Control and a related Below Investment Grade Rating Event.

“Change of Control Repurchase Price” means an amount in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest on those Notes, to but not including, the Change of Control Repurchase Date.

“Fitch” means Fitch Inc., a subsidiary of Fimalac, S.A. and any successors thereto.

“Investment Grade” means a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch), a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s),  and BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) or the equivalent investment grade credit rating from any Substitute Rating Agency.

“Moody’s” means Moody’s Investors Services, Inc. (or any successor to the rating agency business thereof).

“Permitted Holder” means:

(i)            Mr. Michael A. Gooch and his guardians, conservators, committees or attorneys-in-fact;

(ii)           lineal descendants of Mr. Gooch (a “descendant”) and their respective guardians, conservators, committees or attorneys-in-fact;

(iii)          any trusts created for the benefit of any of the persons described in clauses (i) and (ii) of this definition; and

(iv)          Jersey Partners Inc. and any of its affiliates.

“Rating Agency” means each of Fitch, Moody’s and S&P; provided, that if any of Fitch, Moody’s or S&P ceases to rate the Notes or fails to make a Rating of the Notes publicly available for reasons outside of the Company’s control, the Company may select another “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act as a replacement agency for such Rating Agency, a “Substitute Rating Agency”; provided, that no single Substitute Rating Agency may be a replacement agency for more than one Rating Agency.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. and any successors thereto.

“Voting Stock” means, with respect to any Person, Capital Stock of any class or kind, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such person, even if the right so to vote has been suspended by the happening of such a contingency.

The Company will promptly furnish to the Holders of the Notes notices of:

(i)             any Payment Default under any instrument evidencing Indebtedness for borrowed money, and

(ii)           any acceleration of such Indebtedness prior to its express maturity.

In addition to the Events of Default included in the Indenture, the following additional Event of Default shall be applicable to the Notes:

Failure by the Company to make an offer to repurchase or repurchase the Notes tendered for repurchase following the occurrence of a Change of Control Repurchase Event in conformity with the covenant set forth above.

Sections 401 and 402 of the Indenture shall be applicable to the Notes.

The Company shall not pay any additional amounts on any of the Notes to any person, including any Holder who is not a United States Person in respect of any tax, assessment or governmental charge withheld or deducted.

No reference herein to the Indenture and no provision of this Note or of the Indenture or of any Company Resolution shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and premium, if any, and interest on this Note at the times and places and at the rate and in the coin and currency herein prescribed.

This Note is transferable by the Holder hereof in person or by his attorney duly authorized in writing on the books of the Company at the office or agency to be maintained by the Company for that purpose in the City of New York, but only in the manner, subject to the limitations and upon payment of any tax or governmental charge for which the Company may require reimbursement as provided in the Indenture, and upon surrender and cancellation of this Note.  Upon any registration of transfer, a new registered Note or Notes, of authorized denomination or authorized denominations and like tenor and terms, and in the same aggregate principal amount, will be issued to the transferee in exchange therefor.

The Company, the Trustee, any Paying Agent and any Security Registrar may deem and treat the Holder hereof as the absolute owner of this Note (whether or not this Note shall be overdue and notwithstanding any notations of ownership or other writing hereon made by anyone other than the Security Registrar) for the purpose of receiving payment of or on account of the principal hereof and premium, if any, and interest due hereon as herein provided and for all other purposes, and none of the Company, the Trustee, any Paying Agent or any Security Registrar shall be affected by any notice to the contrary.

No recourse shall be had for the payment of the principal of or premium, if any, or interest on this Note, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture or any indenture supplemental thereto or any Company Resolution, against any Person other than the Company or against any incorporator, stockholder, officer or director, past, present or future, as such, of the Company or any other Person, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance of this Note, expressly waived and released.

This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal amount of this Global Note	Amount of increase in Principal amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized officer of Trustee or Notes Custodian